Exhibit 4.4

FIFTH SUPPLEMENTAL INDENTURE

Fifth Supplemental Indenture (this “Supplemental Indenture”), dated as of March 9, 2023, by and between Crescent Capital BDC, Inc., a Maryland corporation (“CCAP”) (as successor to Acquisition Sub 2 (as defined below), successor to First Eagle Alternative Capital BDC, Inc., a Delaware corporation (“FCRD”)), and U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, on October 3, 2022, FCRD, CCAP, Echelon Acquisition Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of CCAP (“Acquisition Sub”), Echelon Acquisition Sub LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of CCAP (“Acquisition Sub 2”), and Crescent Cap Advisors, LLC, a Delaware limited liability company and the external investment adviser to CCAP, entered into an Agreement and Plan of Merger (as amended, supplemented or otherwise modified to date, the “Merger Agreement”), pursuant to which, on the date hereof, (i) Acquisition Sub merged with and into FCRD, with FCRD continuing as the surviving corporation (the “First Surviving Corporation”), and (ii) the First Surviving Corporation merged with and into Acquisition Sub 2 (such merger, the “Second Merger”), with Acquisition Sub 2 continuing as the surviving entity (the “Surviving Company”);

WHEREAS, on the date hereof, CCAP and the Surviving Company entered into an Agreement and Plan of Merger (as amended, supplemented or otherwise modified to date, the “Third Merger Agreement”), pursuant to which, on the date hereof, immediately following the Second Merger, the Surviving Company merged with and into CCAP, with CCAP continuing as the surviving entity;

WHEREAS, FCRD has heretofore executed and delivered to the Trustee the indenture, dated as of November 18, 2014 (the “Base Indenture”), by and between FCRD and the Trustee, as amended and supplemented by the fourth supplemental indenture thereto, dated as of May 25, 2021 (the “Fourth Supplemental Indenture”) (the Base Indenture, as amended and supplemented by the Fourth Supplemental Indenture, the “Original Indenture”);

WHEREAS, the Fourth Supplemental Indenture establishes the form and terms of FCRD’s 5.00% Notes due 2026 (the “Notes”) and provides for the issuance of the Notes;

WHEREAS, FCRD previously entered into the first supplemental indenture, dated as of November 18, 2014 (the “First Supplemental Indenture”), the second supplemental indenture, dated as of December 14, 2015 (the “Second Supplemental Indenture”), and the third supplemental indenture, dated as of October 5, 2018 (the “Third Supplemental Indenture”), each of which supplemented and amended the Base Indenture, and none of the First Supplemental Indenture, the Second Supplemental Indenture or the Third Supplemental Indenture is applicable to the Notes;

WHEREAS, Section 8.01 of the Original Indenture provides that any successor entity to FCRD shall expressly assume all of the obligations of FCRD under the Original Indenture; and

WHEREAS, pursuant to Section 9.01 of the Original Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture (Original Indenture, as amended and supplemented by this Supplemental Indenture, the “Indenture”).

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Original Indenture.

2. Assumption of Obligations. CCAP (as successor to Acquisition Sub 2, successor to FCRD), hereby expressly assumes all the obligations of FCRD under the Original Indenture and the Notes, including the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all the Notes and the performance of every covenant of the Original Indenture on the part of the FCRD to be performed or observed.

3. This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the law of the State of New York, without regard to principles of conflicts of laws. This Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.

4. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

5. This Supplemental Indenture may be executed in counterparts, each of which will be an original, but such counterparts will together constitute but one and the same Supplemental Indenture. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, .pdf transmission, email or other electronic means shall constitute effective execution and delivery of this Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, .pdf transmission, email or other electronic means shall be deemed to be their original signatures for all purposes.

6. The Indenture is in all respects ratified and confirmed, and the Original Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument with respect to the Notes. All provisions included in this Supplemental Indenture supersede any conflicting provisions included in the Original Indenture with respect to the Notes, unless not permitted by law. The Trustee accepts the trusts created by the Indenture and agrees to perform the same upon the terms and conditions of the Indenture.

7. The provisions of this Supplemental Indenture shall become effective as of the date hereof.

8. The recitals contained herein shall be taken as the statements of CCAP, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or the Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Supplemental Indenture and authenticate the Notes and perform its obligations hereunder.

9. Waiver of Jury Trial. EACH OF CCAP AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

10. Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

CRESCENT CAPITAL BDC, INC.

By:	/s/ Gerhard Lombard
Name: Gerhard Lombard
Title: Chief Financial Officer

[Signature Page to Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Donald Higgins
Name: Donald Higgins
Title: Vice President

[Signature Page to Supplemental Indenture]